Investor Presentation February 2006

Forward-Looking Statement The following presentation may contain forward-looking statements. Although such statements reflect our current reasonable judgment regarding the direction of our business, actual results may differ materially from those projected here. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You can find information on the risk factors concerning why the actual results might differ from statements made today in our documents filed with the Securities and Exchange Commission.

Portfolio of Transportation Companies • Simplified holdings – Sold healthcare assets • Used proceeds to recapitalize balance sheet – Net debt $97 mm at FY’05 • Enhance operating performance of each segment · Build platforms for growth · Spend capital wisely · Return excess cash to investors – Purchased $85 mm of stock (Feb. ’05) – Initiated quarterly dividend, $0.60 per share annualized (Aug. ’05) – Announced $200 mm share buyback (Jan. ’06)

Financials (presented on a continuing operations basis) (1) See Appendix for reconciliation of EBITDA to GAAP measures. 2003 EBITDA 2004 2005 $3,027 $360 $414 $374 % rev 12.0% 12.3% 13.7% ($ in millions, except EPS) 1Q 0.2x Income statement Revenue $2,987 $3,027 Net debt/EBITDA 3.1x 2.6x Key leverage ratio CapEx, net $251 $169 (1) $152 ’05 ’04 $814 $847 $127 15.6% $155

18.3% $ (0.06) $ 0.24 $ 0.58 EPS (cont.ops) $ 0.45 $ 1.14
Education Services Overview
Operate 41k buses
– 27% market share outsourced – 500+k buses in North America
Revenue is contractual and
renewable Initiatives Underway
Targeting margin expansion of
300 to 400 bps
Rationalizing underperforming
contracts
Using scale to lower costs
Safely transporting two million children to and from school each day. $1,470 $1,495 $1,520 $1,545 2003 2004 2005 $270 $280 $290 $300 Revenue EBITDA
Education Services Revenue / EBITDA 18.4% 18.7% 19.5%

Greyhound Overview
Great American icon Provides scheduled, charter
and package express services Initiatives Underway
Significant network changes Refreshing the brand Targeting key demographic groups
Focusing on pricing
The only national network of scheduled inter-city bus transportation services. $1,150 $1,175 $1,200 $1,225 $1,250 2003 2004 2005 $60 $70 $80 $90 $100 $110 $120 Revenue EBITDA Greyhound
Revenue / EBITDA 5.5% 7.0% 8.5%

Transformed Network U.S. network changes As of 1/06 Before After

Public Transit Services Overview
Contracts with municipal
transit authorities for paratransit and fixed route service
Low capital requirements
Initiatives Underway
New management team Focusing on:
– Contract growth – Cost drivers Serving 51 million passengers annually. $250 $275 $300 $325 2003 2004 2005 $0 $5 $10 $15 $20 $25 Revenue EBITDA Public Transit Revenue / EBITDA 5.8% 2.7% 5.2%

Summary
Focused transportation company
– more than 50% of revenue is contractual and renewable
Very strong balance sheet Clear profitability improvement initiatives at all companies
Maintain ROI focus on capex decisions
Committed to delivering value to shareholders

Appendix Reconciliation of Non-GAAP Financial Measures ( $ in millions) 2003 2004 2005 2004 2005 EBITDA 360 374 414 127 155 Depreciation and amortization (235) (231) (249) (68) (59) Interest expense (38) (79) (71) (19) (5) Debt restructuring costs (112) Other income (expense), net (20) 2 10 1 2 Gain on discharge of debt 1,483 Fresh start accounting adjustments (548) Income tax benefit (expense) 8 (20) 2 (16) (35) Cumulative effect of change in accounting principle (637) Income (loss) from continuing operations 373 46 (6) 25 58 Year Q1